Exhibit 10.6

Shenzhen City

Tenure Transfer Contract

Shenzhen Land Resource and Real Estate Management Bureau

Land No. A418-0308 Land Plan No.

Shenzhen tenure transfer contract

Shendihezi (2-6) No. 4004

1. This contract is made between following parties:

Assigning Party: Shenzhen Land Resource and Real Estate Management Bureau (Party A)
Legal representative:
Name: Shiming Zhang
Occupation: Director General
Address: No.3 Zhenxing Road, Futian District, Shenzhen
Phone: 83788590

Assignee: Shenzhen Naiji Electrical Equipment Co., Ltd. (Party B) Legal representative: Name: Yulong Guo Occupation: President Address: Xinghai Road, Nanshan District, Shenzhen Phone: 86060125

2.	According to related law, regulation of country and code of Shenzhen city, Party A and Party B sign this contract based on negotiation, unconstraint and to be paid

3.	The right of use the land transferred by Party A refer to this contract belongs the country. Underground resources are not included.

4.	At the date of signing this contract, Party A transfer land numbered A418-0308, area 30,573.55 m2 (see the red lined area) to Party B and Party B has the right use. Party B has no objection to the fitness of use of the land. The land is to rendered to Party B at the date of signing the contract.

5.	The term of using this land is 50 years, commencing January 20th , 2006 and ending January 19th , 2056.

6.	The purpose of the land is for industrial use.

7.	The land is classified as commercial estate.

8.	The requirement of using the land

a. Main building: Workshop, dormitory; b. Construction coverage rate: <=35%;

c. Construction floor area ratio: <=1.6;
d. Total construction area will not exceed 48900 m2; The area of workshop is 37430 m2, dormitory is 9800 m2, office area is 1670 m2.
    Gate house or other auxiliary building will be counted in workshop area.
e. Number of layers: multilayer;
f. General construction requirements:
   Refer to "Shenzhen land construction plan permit" (Shenguixu No. 05-2005-0246).
g. Green coverage rate: /
h. Construction land level: Refer to construction plan;
i. Distance between buildings: Meet requirements of fire protection.
j. Others: Refer to "Shenzhen land construction plan permit" (Shenguixu No.05-2005-0246).

           All construction design should meet the requirement of present construction design standard and specification of the country.

9.	Party B agrees to be responsible for planting, managing, maintenance and all cost of m2 greenery (map attached). Such greenery belongs to the government and Party B will be under the supervising of garden management department of the city.
Party B agrees to be responsible for construction and all cost of m2 road (map attached). The road property belongs to the government and for the public use of automobiles and pedestrians.

10.	The transfer of the tenure of the land costs (RMB) 1,626,797;
Public facility costs (RMB) 9,218,518;
Total cost: (RMB) 10,845,315.
Party A and Party B agree with 20% of the total transfer fee as deposit of the contract.

11.	Party B agrees with the following payment terms:
Pay the whole amount of land transfer fee when signing this contract.

12.	Where Party B fails to pay the transfer fee on schedule, a late fee will be charged of 0.05% of the payment amount per day. If the amount payable hasn't been paid in total 60 days after the due date, Party A has the right to cancel the contract and repossess the land with refund of any amounts paid.

In case Party B paid deposit only, there will be no refund issued. If the deposit has been taken out as the land transfer fee, Party A will take 20% of public facility costs as penalty and return the rest to Party B. Buildings and attachments built on the land will be repossessed by Party A.

13.	Before completion of the whole payment of land transfer, public facility and receive the “Real Estate license”, Party B should not transfer the tenure of the land.

14.	Besides the land transfer fee and the public facility fee, Party B should pay Party A land-use fee annually. Party B should register for the land-use fee when signing the land transfer contract.

15.	During the contract period, in case Party B failed to pay land transfer fee and public facility fee, or failed to pay land-use fee, Party A may not carry out real estate license registration, construction permission, sales (pre-sell) permission and other procedure related to the land or take other restrictive practice.

16.	During the term of the lease, Party B may transfer, lease, the tenure or use the tenure for other commercial purpose pursuant to the law, regulation, related restriction and this contract, its lawful rights and interests will under the protection of the law. Party B develops, use, operating the transferred land should not damage public interest. Before registration of the tenure and receive real estate license, Party B shall not transfer the land in any form.

17.	At the expiration of the land transfer contract, Party A will take back the land and all buildings and attachments without any reimbursements to Party B. Party B promises to return the land and all buildings and attachments on it to Party A on January 20, 2056, and will cancel the real estate license within 10 days. Otherwise Party A will make the cancellation.

In case Party B needs to use the land continuously, renewal application could be made 6 months before the expiration of the contract. A new tenure transfer contract will be signed between Party A and Party B when new transfer terms being agreed by both parties. Party B shall be responsible for the new tenure transfer fee and public facility fee, and register for the tenure.

18.	During the contract period, Party B agrees that any notice from Party A should be send by registered mail or media bulletin to the address stated in this contract.

19.	“Land Use Regulation” is part of the contract and has the same legal power with this contract. Party B should obey the “Land Use Regulation”.

20.	The conclusion, effectiveness, interpretation, execution and controversy of this contract has jurisdiction over the Law of People’s Republic of China.

21.	Any dispute between Party A and Party B should be negotiated be both parties, or litigate at the People’s Court.

22.	This contract will be in effect above both parties signing.

23.	This contract has 5 copies in total: three copies for Party B, the rest for Party A and distribute to related department.

24.	Anything not stated in this contract will be negotiated by both parties and sign another agreement when needed.

25.	This land will be developed by Party B.

Party A: Shenzhen Land Resource and Real Estate Management Bureau (Seal) Legal representative: Authorized agent: Luo

Party B: Shenzhen Naiji Electrical Equipment Co., Ltd. (Seal) Legal representative: Yulong Guo Authorized agent:

Signed in: January 20th, 2006. Signed at: Baoan Xincheng